EXHIBIT 10.34
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[LOGO]                                                Constellation Brands, Inc.
CONSTELLATION                                        300 WillowBrook Office Park
                                                       Fairport, New York  14450
                                                              phone 585-218-3600
                                                                fax 585-218-3601


9 April, 2003


Mr. Stephen Millar
14 Cygnet Street
Novar Gardens, South Australia  5040

Dear Stephen:

This letter is to confirm the terms of your appointment as CEO of Constellation Wines.

Position:   CEO Constellation Wines

Report to:  Robert Sands, President and COO Constellation Brands, Inc.

Salary: Base Compensation of A$850,000 per annum, effective 9 April, 2003, subject to all deductions and withholdings required by law. Salary will be reviewed annually by the Human Resources Committee of the Board of Directors at their meeting in April of each year.

Bonus Plan: Beginning on 1 March, 2003, you will participate in the Constellation Annual Management Incentive Plan with a target opportunity (based upon achievement of target objectives) of 60% of base compensation and a maximum opportunity of 120% of base compensation. The FY04 bonus period begins on 1 March, 2003 and ends on 28 February, 2004. As you know, the Human Resources Committee of the Board of Directors approved the enhanced plan for FY04. The enhanced bonus target for FY04 will be 90% with a maximum of 120%.

For FY04 (1 March 2003 through 28 February 2004) the bonus calculation for the CEO Constellation wines will be based 80% on the performance of Constellation Wine Division EBIT and 20% on the performance of Constellation Brands EBIT against the FY04 operating plan.

The current bonus earned for the year ended 31 December, 2002, will be adjusted by 14/12ths which includes the period from 1 January, 2002 through 28 February, 2003.

Long-Term Incentive: With the approval of the Human Resources Committee of the Board of Directors, on or about 8 April, 2003, you will receive an option to purchase 100,000 shares of Constellation Class A common stock at a market price on the date of the grant of such option. You will continue to participate in the company's long-term incentive program and be eligible to receive stock option grants under the plan as recommended by management and approved by the Human Resources Committee.

Superannuation: You will continue to participate in BRL Hardy superannuation plan at a rate of 20% of your base compensation or A$170,000 for FY04.

Wine Allowance: In order to enjoy Constellation wines with the family and friends, you will be entitled to an allowance of A$2,380 per year.

Automobile: The company will provide you with an automobile for business use at an amount that is not to exceed A$40,000 per year and adjusted annual as provided in the plan.

Travel and Entertainment: You will be reimbursed for normal and reasonable expenses incurred in connection with your business responsibilities, subject to the budgets and policies established by the company.

Home phone: The company will reimburse you for the business related usage of telephone, fax and DSL service at home, as well as for a mobile phone.

Additional Benefits:  You   will  be  eligible  to  participate  in  all  of the
additional benefits plans available to BRL Hardy employee as amended from time to time.

Paid Time Off: You will be eligible for all paid time off consistent with the current BRL Hardy policy.

Terms and conditions of Employment: The ongoing terms and considerations of your employment are as set out in this letter and the Memorandum of Agreement (Service Contract) entered into by you and BRL Hardy Limited on 11 June 1996. In the event of any inconsistency between the terms of this letter and the Service Contract, the terms of this letter will prevail.

These terms and conditions will continue unless modified in writing by you and the Company.

You will continue to be employed by BRL Hardy Limited. Wherever the context allows, references to BRL Hardy Limited in this letter and in the Service Contract will be taken to include BRL Hardy Limited's related bodies corporate and related entities, including Constellation Brands Inc.

Non-Compete Agreement: You confirm your agreement to observe those obligations it is confirmed that you will be provided with consideration (an option to purchase 100,000 shares of Constellation Class A common stock, under the terms of the company's long-term incentive plan) in accordance with that Agreement.

Please indicate your acceptance by signing below, and return (confidentially) to Carrie Boscarino.

Sincerely,

/s/  Robert Sands
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Robert Sands                                                   Date
President and COO
Constellation Brands, Inc.


/s/  Keith Winson                                             4-11-07
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Keith  Wilson                                                  Date
EVP, Chief Human Resources Officer
Constellation Brands, Inc.


Accepted:
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/s/  Stephen Millar                                          25-5-03
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Stephen Millar                                                 Date